Exhibit 99.1

Tecogen Forms Joint Venture to Bring Groundbreaking Ultera™
Emissions Control Technology to the Transportation Market
Announces Sale of $3M in Additional Shares

WALTHAM, Mass., December 30, 2015 - Tecogen® Inc. (NASDAQ: TGEN), a manufacturer and installer of high efficiency, ultra-clean combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use, is pleased to announce the formation of a joint venture (“JV”) company with a group of Strategic Investors for its patented Ultera™ emissions control technology. Ultra Emissions Technologies Ltd. (“Ultratek”) was created to advance Tecogen’s near-zero emissions technology for adaptation to transportation applications powered by spark-ignited engines (including gasoline, natural gas, and propane fueled vehicles) in the automobile and truck categories. Tecogen has granted Ultratek an exclusive license for development of its patented, emissions-related, intellectual property for the vehicle market while the Strategic Investors have collectively contributed $3 million to finance the initial operations of the joint venture. Tecogen retains the rights to its Ultera emissions control technology for all other applications.
Robert Panora, Tecogen’s President, Chief Operating Officer, and one of the inventors of the Ultera technology will serve as JV co-Chief Executive Officer alongside Dr. Elias Samaras. Dr. Samaras is the founder, President and Managing Director of Digital Security Technologies S.A. and the Chief Executive Officer of EuroSite Power Inc. In addition to serving as co-CEO of Ultratek, Dr. Samaras has also been named Chairman of the Board of Directors. The 50/50 joint venture company is incorporated in the Island of Jersey, Channel Islands.
“Our emissions technology systems have been installed and successfully operating for both natural gas and biogas-fueled stationary engine applications for several years now,” said Mr. Panora. “The Emissions Advisory Committee (the formation of which was previously announced in October) believes the system may be successfully applied to automotive engines and we are excited to move forward with our new Strategic Partners to pursue the vast potential vehicle market opportunity.”
Speaking on behalf of Ultratek and its partners, Dr. Samaras added, “We are incredibly enthusiastic about the potential for this technology to revolutionize the automotive market. With stricter emissions regulations taking effect in the next few years, I believe we are at the forefront of the evolving emissions control space.”
The patented ultra-clean emissions control technology has been rigorously tested by independent labs and shown to consistently reduce the emission of criteria pollutants contributing to smog (CO and NOx) to near zero levels for natural gas engines. Tecogen’s emissions technology, developed with funding from the California Energy Commission and Southern California Gas Company, has been independently verified by New Jersey’s Department of Environmental Protection and by AVL California Technology Center. Emissions measurements from stationary systems equipped with the ultra-low emissions technology conform to the current California Air Resource Board (CARB) 2007 carbon monoxide (CO) and nitrogen oxide (NOx) standards for distributed power generation. Engines retrofitted with Tecogen’s Ultera technology measure at or below current natural gas powered fuel cell emissions levels (according to publicly available data). Because of the Company’s strong belief in the value of its emissions technology, patent infringement insurance has been secured by Lloyds of London to defend unlicensed use of Tecogen’s intellectual property.
In addition to the joint venture agreement financing, the Strategic Investors have collectively purchased 890,208 shares in Tecogen at a trailing 30 day average price of $3.37, bringing their total initial investment to $6 million.

Tecogen Inc.
45 First Avenue, Waltham, MA 02451 ph: 781-466-6400 fax: 781-466-6466 www.tecogen.com

Exhibit 99.1

Tecogen and its joint venture partners will host a conference call on Tuesday January 5, 2016 at 11:00 AM EST to discuss the transaction. In addition to a discussion of the JV details, members of senior management will discuss the progress of the Emissions Advisory Committee and other initiatives related to bringing the groundbreaking patented Ultera™ emissions control technology to the automotive space.
The conference call will be available live via telephone and webcast. To listen to the audio portion, dial (888) 349-0103 within the U.S., (855) 669-9657 from Canada, or (412) 902-0129 from other international locations. Participants should ask to be joined to the Tecogen Inc. Emissions JV call. Please begin dialing at least 10 minutes before the scheduled starting time. Alternately, to register for and listen to the webcast, go to http://investors.tecogen.com/webcast. Supplemental conference call slides will be available on the Company website at http://investors.tecogen.com in the “Webcasts” portion of the Investor Relations section.
The emissions update conference call will be recorded and available for playback one hour after the end of the call through Tuesday, January 12th.  To listen to the playback, dial (877) 344 7529 within the U.S., (855) 669-9658 from Canada, or (412) 317-0088 outside the U.S. and use Conference Number 10078325. Following the call, the webcast will be archived for 30 days.
About Tecogen
Tecogen manufactures, installs, and maintains high efficiency, ultra-clean, combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint.
In business for over 20 years, Tecogen has shipped more than 2,300 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.
Forward Looking Statements
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.
Tecogen Investor Relations & Media Contact Information:
Ariel F. Babcock, CFA
P: (781) 466-6413
E: Ariel.Babcock@tecogen.com
John N. Hatsopoulos
P: (781) 622-1120
E: John.Hatsopoulos@tecogen.com

Tecogen Inc.
45 First Avenue, Waltham, MA 02451 ph: 781-466-6400 fax: 781-466-6466 www.tecogen.com